Exhibit 99.1

Contacts:
Bill Slater	Maria Riley	Raychel Marcotte
Chief Financial Officer	Stapleton Communications Inc.	BroadPR
(408) 428-7801	(650) 470-0200	(617) 645-6022
bslater@symmetricom.com	maria@stapleton.com	raychel@broadpr.com

Symmetricom Acquires Timing Solutions Corporation

Strengthens High-Performance Time and Frequency Technology Leadership Position

SAN JOSE, Calif. and BOULDER, Colo. — October 5, 2006 — Symmetricom, Inc. (NASDAQ:SYMM), a worldwide leader in precise time and frequency products and services, today announced the acquisition of Timing Solutions Corporation, a privately held company based in Boulder, Colo. that provides high-performance time and frequency products and services for government, aerospace and military markets. Under the terms of the agreement, Symmetricom paid approximately $8.0 million in cash.

Timing Solutions Corporation, founded in 1991, is a leader in precision measurement technology, precision optical time/frequency distribution, two-way timing technology and custom timing systems for government agencies, aerospace and defense customers.

“Symmetricom’s Timing, Test, and Measurement Division (TT&M) has over 30 years of experience delivering timing and frequency solutions to customers worldwide, and Timing Solutions Corporation provides world-class time and frequency technology,” said Bruce Bromage, executive vice president and general manager of the TT&M division. “The acquisition of Timing Solutions Corporation further strengthens our leadership position in the time and frequency technology field. Timing Solutions Corporation is well respected among its customers, a sector of the government business we have not previously accessed. The combined strength of the two companies will allow us to better serve the government, aerospace and defense markets.”

Dr. Samuel Stein, founder, president and CEO of Timing Solutions Corporation, will join Symmetricom as vice president of research and development of the TT&M division and will be based in Boulder, Colo. Dr. Stein has over 30 years of experience in the field of time and frequency and has made numerous individual contributions to precision time measurement technology and new time transfer techniques. He received his Ph.D. in Physics from Stanford University in 1974.

“I am quite excited to be part of the Symmetricom team and look forward to bringing both companies together to serve our customers with innovative products and services,” said Dr. Stein.

For additional information please visit: http://www.symmttm.com/lp/timingsolutions.

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Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. These forward-looking statements include statements concerning Symmetricom’s ability to better service the government, aerospace and defense markets as a result of the acquisition. Symmetricom’s ability to achieve that result could differ materially from those projected or suggested in these forward-looking statements. Factors that could cause future actual results to differ materially from the results projected in or suggested by such forward-looking statements include: reduced rates of demand for timing, test and measurement products, our customers’ ability and need to upgrade existing equipment,  our ability to negotiate contracts with our customers, our ability to maintain gross margins, timing of orders, cancellation or delay of customer orders, loss of customers, difficulties in manufacturing products to specification or customer volume requirements, challenges in integrating businesses, customer acceptance of new products, geopolitical risks such as terrorist acts and the risk factors listed from time to time in Symmetricom’s reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended June 30, 2006, subsequent Form 8K’s.

About Symmetricom, Inc.

As a worldwide leader in precise time and frequency products and services, Symmetricom provides “Perfect Timing” to customers around the world. Since 1985, the company’s solutions have helped define the world’s time and frequency standards, delivering precision, reliability and efficiency to wireline and wireless networks, instrumentation and testing applications and network time management. Deployed in more than 90 countries, the company’s synchronization solutions include primary reference sources, building integrated timing supplies (BITS), GPS timing receivers, time and frequency distribution systems, network time servers and ruggedized oscillators. Symmetricom also incorporates technologies including Universal Timing Interface (UTI), Network Time Protocol (NTP), Precision Time Protocol (IEEE 1588), and others supporting the world’s migration to Next-Generation-Networks (NGN). Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit www.symmetricom.com.